EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005, relating to the consolidated financial statements as of December 31, 2004 and for the two years then ended of Accredited Home Lenders Holding Co., and of our report dated March 30, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic and operational dependency on its parent) related to the financial statements as of December 31, 2004 and for the period inception (May 4, 2004) to December 31, 2004 of Accredited Mortgage Loan REIT Trust all appearing in the Annual Report on Form 10-K of Accredited Home Lenders Holding Co. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

March 30, 2006